Exhibit 99

Contact:

Lawrence D. Damron

Senior Vice President & Chief Financial Officer

(847) 229-2222

Aksys® Reports Second Quarter 2003 Results

Company Continues to Experience Acceptance for the Personal Hemodialysis System

Lincolnshire, IL – August 6, 2003 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the quarter ended June 30, 2003.

Second Quarter 2003 Highlights

•                  Aksys has shipped a total of 74 PHD® Systems as of August 1, 2003.

•                  Aksys shipped 23 units in the second quarter.

•                  Total revenues for the second quarter of 2003 were $301,000. The Company’s net loss for the second quarter of 2003 was $5.2 million or $0.19 per share.

•                  Aksys added six clinic partnership agreements in the second quarter of 2003.

•                  Aksys raised $26.7 million in cash in the second quarter of 2003, $11.7 million through its equity line of credit arrangement with Kingsbridge Capital and $15.0 million through an investment by a single institutional investor.

Financial Results

For the second quarter of 2003, Aksys reported total revenues of $301,000 compared to no revenue for the second quarter of 2002.  Product revenues for the quarter of $244,000 represented the sale of six units and the rental of ten units.  Services and supplies revenues for the quarter were $57,000. The Company reported a net loss for the second quarter of $5.2 million, or $0.19 per share, compared with a net loss of $3.7 million, or $0.15 per share, for the second quarter of 2002.  For the six months ended June 30, 2003, Aksys reported revenues of $403,000, compared to no revenue for the six months ended June 30, 2002.  For the six months ended June 30,2003, product revenues were $325,000. Services and supplies revenues were $78,000 for the six months ended June 30, 2003. The Company reported a net loss for the six-month period of $9.9 million, or $0.37 per share, compared with a net loss of $7.0 million, or $0.31 per share, for the six months ended June 30, 2002.

“We remain encouraged as we continue to build momentum with dialysis providers and fill our pipeline,” commented Bill Dow, President and CEO of Aksys, Ltd. “We are very excited about the six new partnerships we entered into this quarter, as well as the ongoing conversations we are having with major dialysis chains.  Our sales force and staff remain 100% focused on bringing the life changing benefits of our technology and system to patients and clinics that need them.”

For the second quarter of 2003, costs of products, services and supplies were $1.2 million compared to $373,000 for the second quarter of 2002.  Product costs were $594,000, which included $273,000 of costs associated with the write-down to lower of cost or market on inventory produced in the quarter.  Service and supply costs were $619,000, primarily due to the cost of service technicians in the field. For the six months ended June 30, 2003, costs of products, services and supplies were $2.3 million compared to $373,000 for the six months ended June 30, 2002. Product costs for the six month period ended June 30, 2003 were $1.2 million, which includes $742,000 of costs associated with the write-down to lower of cost or market of inventory produced year-to-date. Service and supply costs were $1.0 million for the six months ended June 30, 2003 compared to no costs in this category for the six months ended June 30, 2002.

Operating expenses were $4.4 million for the second quarter of 2003 compared to $3.4 million for the second quarter of 2002. This includes research and development expenses of $1.6 million, sales and marketing expenses of $1.3 million, and general and administrative expenses of $1.5 million. For the six months ended June 30, 2003, operating expenses were $8.2 million compared to $6.8 million for the six months ended June 30, 2002. This includes research and development expenses of $3.0 million, sales and marketing expenses of $2.3 million, and general and administrative expenses of $2.9 million.

During the quarter, Aksys raised $11.7 million in additional financing and issued 1,710,934 shares of common stock through its agreement with Kingsbridge Capital.  Aksys also raised $15 million through an investment by a single institutional investor.  Aksys ended the quarter with $32.1 million in cash, short- and long-term investments.

Outlook

“We are very pleased with the strong beginning we’ve had in the first half of 2003 as demonstrated by the continued momentum in our controlled launch of the PHD System and ongoing adoption of the technology,” commented Bill Dow. “More frequent home hemodialysis with the PHD System has received increased exposure and interest, and we remain committed to reaching our goal of shipping 200 units by the end of the year.”

Conference Call

The Company plans to discuss these results and further details of its second quarter during a conference call on Wednesday, August 6, 2003, at 11:00 a.m. Eastern. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 2:30 p.m. Eastern, Wednesday, August 6, through 10:00 a.m. Eastern, Wednesday, August 20 by dialing 703-925-2533 code 222214 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) market, regulatory reimbursement and competitive conditions; (iv) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, (v) our ability to obtain sufficient capital on acceptable terms to run our business; (vi) risks inherent in relying on third parties to manufacture the PHD System; and (vii) changes in QSR requirements.

The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

- financial table to follow -

AKSYS, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Revenue:
Product	$244,000	$—	$325,000	$—
Service and supplies	57,000	—	78,000	—
Total revenue	301,000	—	403,000	—

Cost of sales:
Product	594,000	373,000	1,216,000	373,000
Service and supplies	619,000	—	1,039,000	—
Total cost of sales	1,213,000	373,000	2,255,000	373,000
Operating expenses:
Research and development	1,557,000	1,365,000	2,990,000	3,051,000
Sales and marketing	1,322,000	653,000	2,329,000	1,261,000
General and administrative	1,496,000	1,334,000	2,860,000	2,502,000
Total operating expenses	4,375,000	3,352,000	8,179,000	6,814,000
Operating loss	(5,287,000)	(3,725,000)	(10,031,000)	(7,187,000)

Interest income	67,000	72,000	100,000	138,000
Net loss	$(5,220,000)	$(3,653,000)	$(9,931,000)	$(7,049,000)
Net loss per share, basic and diluted	$(0.19)	$(0.15)	$(0.37)	$(0.31)
Weighted average shares outstanding	27,572,000	24,052,000	26,636,000	23,090,000

SELECTED BALANCE SHEET DATA

	June 30, 2003	December 31, 2002

Cash and short-term investments	$31,478,000	$11,510,000
Working capital	33,066,000	11,872,000
Long-term investments	600,000	600,000
Total assets	37,851,000	16,510,000
Total liabilities	2,775,000	2,862,000
Stockholders’ equity	35,076,000	13,648,000